Exhibit 99.1

News Release
One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000          www.gbrx.com

For release: June 11, 2009, 6:00 am EDT	Contact:	Investors Mark Rittenbaum 503-684-7000	Media Ashley Zandy 212-333-3810
Greenbrier Receives Strategic Investment
from WL Ross & Co
~ Funded term loan of $75 million from WL Ross & Co.
with potential to increase to $150 million ~
~ Investment provides flexible capital
that will serve as a platform for future growth ~
~ Existing revolving credit facility
also amended to increase flexibility ~
     LAKE OSWEGO, Oregon and NEW YORK CITY—June 11, 2009—The Greenbrier Companies (NYSE: GBX) today announced it has received a strategic investment from WL Ross & Co. LLC (“WL Ross”). As part of this investment, WL Ross has funded a flexible three-year term loan for $75 million. The loan proceeds will be used to pay down debt and serve as a platform for future growth, including the pursuit of select growth opportunities in conjunction with WL Ross in all areas of Greenbrier’s present business.
     In addition, the Company’s existing North American revolving credit facility led by Bank of America has been amended. Specifically, the size of the facility has been reduced to $100 million from $290 million. The terms of certain financial covenants have also been made significantly more accommodative to Greenbrier. The maturity date of the revolver remains at November 2011.
     Following the closing, Greenbrier currently has nothing drawn on the revolving facility, and cash balances of approximately $30 million. The Company does not expect to draw on the revolving facility for its operating needs until there is an upturn in the economy and market demand or an expansion opportunity presents itself. The combination of the two facilities provides the Company ample liquidity, while also diminishing the risk of potential financial covenant issues and related risk of cross-defaults under the Company’s various debt obligations.
     The WL Ross loan, which contains no financial covenants, will mature in June 2012. The next potential earliest maturity of any significant debt is May 2013.
     “WL Ross is a top-tier partner and this new relationship is a testament to the success of our integrated business model,” said William A. Furman, president and chief executive officer of Greenbrier. “Our expansion into adjacent, less cyclical markets has dampened the effects of the current downturn and has positioned us to attract this capital on favorable and flexible terms. This investment will strengthen our balance sheet and serve as a platform for future growth.”
     “In an environment of scarce capital and uncertain financial markets, we believe the proactive pursuit of opportunities in our space – through structured transactions which we would originate and manage and in which we and WL Ross would take a direct investment – is a smart way to capitalize on the current market environment by leveraging our core competencies,” concluded Furman.

Greenbrier receives strategic investment from WL Ross & Co. (Cont.) Page 2
     Wilbur L. Ross, Jr., chairman and chief executive officer of WL Ross, said, “Rail and barge transport are significantly more energy efficient and environmentally friendly than road transportation. Therefore, we believe that both sectors will continue to grow over the long term and Greenbrier’s management team has thoughtfully positioned the Company to participate in that growth once the present recession ends. We have invested for many years in both heavy manufacturing and financial services, including railcar leasing, and look forward to using that experience to help management develop and execute growth strategies.”
     The new secured term loan provided by WL Ross contains a feature by which Greenbrier and WL Ross may jointly agree on conditions to increase the loan to $150 million. The initial $75 million investment is in the form of a three-year, non-amortizing, term loan with no financial covenants and a favorable interest rate of LIBOR plus 350 basis points. In connection with the loan, Greenbrier has issued warrants to purchase approximately 3.378 million of Greenbrier’s common shares, representing 16.5 percent of Greenbrier’s common shares on a proforma basis, at $6.00 per share. WL Ross also plans to purchase, at a minimum, $1.5 million of Greenbrier common stock in the open market and will be subject to certain transfer and hedging restrictions associated with the warrants. The Company’s Stockholder Rights Agreement has been amended to allow WL Ross and its affiliates to acquire the warrants and purchase shares, provided that if their ownership exceeds 19.9% of the Company’s voting stock, the additional shares will be subject to a voting agreement.
     Mark Rittenbaum, executive vice president and chief financial officer of Greenbrier, said, “This strategic investment, along with our amended revolving credit facility, strengthens our balance sheet, improves our liquidity position, and increases our operating flexibility. Together with our recent cost reduction initiatives and improvements to working capital, Greenbrier is well positioned to weather the downturn, seize opportunities in the current environment and to build significant long term value for our shareholders.”
     Wilbur L. Ross, Jr., founder, chairman and chief executive officer at WL Ross, and Wendy Teramoto, senior vice president at WL Ross, have joined Greenbrier’s Board of Directors. WL Ross, based in New York City, has sponsored more than $8 billion of equity linked investments since its inception in 2000. Many of these investments have been in the industrial sector, such as the steel, automotive, coal and rail space.
     Mr. Ross is Chairman or Director of numerous publicly and privately held companies. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000.
     Ms. Teramoto is a Director of publicly held International Coal Group. She has been an officer of WL Ross since its inception. Prior to joining WL Ross, Ms. Teramoto worked with Mr. Ross at Rothschild Inc. Ms. Teramoto received a B.S. in Accounting from the University of Colorado.

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Greenbrier receives strategic investment from WL Ross & Co. (Cont.) Page 3
The Greenbrier Companies will host a teleconference, in which Wilbur L. Ross, Jr. will participate, to discuss this announcement.
Teleconference details are as follows:
Thursday, June 11, 2009
8:00 am Pacific Daylight Time
Phone #: 630-395-0143, Password: “Greenbrier”
Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through 30 days at 203-369-1947.
About Greenbrier
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 217,000 railcars.
About WL Ross & Co. LLC
     WL Ross & Co. LLC, founded by Wilbur L. Ross., Jr., based in New York City, has sponsored more than $8 billion of equity linked investments since its inception in 2000.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 11 of Part I , Item 1a and “Forward Looking Statements” on page 3 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
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